EXHIBIT (8)(t)(2)

AMENDED AND RESTATED SUPPLEMENT LATE DAY TRANSMISSION

AGREEMENT (HUNTINGTON)

Supplemental Late Day Transmission Agreement

Orders for the purchase of shares of The Huntington Funds (the “Funds”) shall be executed at the then current public offering price per share (i.e., the net asset value per share plus the applicable sales charge, if any) and all orders for redemption of any Fund shares shall be executed at the net asset value per share less the applicable deferred sales charge, redemption fee or similar charge or fee, if any. Specifically, orders to purchase and redeem shares of the Funds received by Transamerica Life Insurance Company and/or Transamerica Financial Life Insurance Company (collectively, the “Firm”) prior to the close of trading on the New York Stock Exchange (the “NYSE”) (typically, 4:00 p.m. Eastern time) on any day that the NYSE is open for business (“Day 1”) will be transmitted via the NSCC’s Fund/SERV system for receipt by the Funds or the Unified Fund Services, Inc. (the “Transfer Agent” for the Funds) no later than 6:30 a.m. Eastern Time (cycle 8) on the next day that the Funds are open for business (“Day 2”) (such purchases and redemptions are referred to as “Day 1 Trades”). If any Day 1 Trades are not received by the Transfer Agent via the NSCC’s Fund/SERV system prior to 7:00 a.m. Eastern Time on Day 2, such Day 1 trades shall be received by the Transfer Agent via fax no later than 9:00 a.m. Eastern Time on Day 2.

Orders to purchase and redeem shares of the Funds received by the Firm after the close of trading on the NYSE (typically, 4:00 p.m. Eastern Time) on Day 1, but prior to the close of trading on the NYSE (typically, 4:00 p.m. Eastern time) on Day 2, will be transmitted via the NSCC’s Fund/SERV system for receipt by the Funds or the Unified Fund Services, Inc. (the “Transfer Agent” for the Funds) no later than 6:30 a.m. Eastern Time (cycle 8) on the next day that the Funds are open for business (“Day 2”) (such purchases and redemptions are referred to as “Day 2 Trades”). If any Day 2 Trades are not received by the Transfer Agent via the NSCC’s Fund/SERV system prior to 7:00 a.m. Eastern Time on Day 3, such Day 2 trades shall be received by the Transfer Agent via fax no later than 9:00 a.m. Eastern Time on Day 3.

Day 1 Trades will be effected at the net asset value of each Fund’s shares calculated as of the close of business on Day 1, and Day 2 Trades will be effected as of the close of business on Day 2. The Funds agree that, consistent with foregoing, Day 1 Trades will have been received by the Funds or the Transfer Agent prior to the close of business on Day 1 for all purposes, including without limitation, effecting distributions.

The Firm shall use its best efforts to ensure that all purchases and redemptions conform to the terms and conditions of this Agreement. Upon reasonable request of the Funds or the Transfer Agent, the Firm shall investigate any purchase or redemption of shares of the Funds, certify to the Funds and the Transfer Agent that such purchase or redemption conforms, to the best of its knowledge, with the terms and conditions of this Agreement, and provide documentation in support thereof. In addition, the Firm shall, no less than annually, beginning on the date hereof, make the certification to the Funds set forth in Exhibit A hereto, upon request by the Funds.

EXHIBIT A

Amended and Restated as of August 31, 2007

Huntington VA Dividend Capture Fund	446771305
Huntington VA Growth Fund	446771206
Huntington VA Income Equity Fund	446771107
Huntington VA International Equity Fund	446771800
Huntington VA Macro 100 Fund	446771875
Huntington VA Mid Corp America Fund	446771503
Huntington VA Mortgage Securities Fund	446771867
Huntington VA New Economy Fund	446771602
Huntington VA Real Strategies Fund	446327215
Huntington VA Rotating Markets Fund	446771701
Huntington VA Situs Small Cap Fund	446771883

This Exhibit A, amended and restated as of August 31, 2007, is hereby incorporated and made part of the Supplemental Late Day Transmission Agreement dated September 5, 2006 by and among the parties named below (the “Agreement”), and replaces any and all prior versions of Exhibit A to the Agreement.

Witness the due execution hereof this 28th day of September, 2007.

Transamerica Life Insurance Company		The Huntington Funds

By:	/s/ Arthur D. Woods	By:	/s/ George M. Polatas
Name:	Arthur D. Woods	Name:	George M. Polatas
Title:	Vice President	Title:	Vice President

Transamerica Financial Life Insurance Company

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President